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                                             January 4, 1995

Mr. Joseph J. Hollencamp
1010 West 2610 South
Salt Lake City, Utah  84119

         Re:     Incentive Plan

Dear Joe:

         As you know, JB's Restaurants, Inc. ("JB's") has had some preliminary conversations with HomeTown Buffet, Inc., regarding the potential sale of JB's HomeTown Buffet restaurants. Currently, those discussions have not progressed very far, but from time to time in the next year or two, the discussions may continue and may result in more serious consideration of the sale of the JB's HomeTown Buffet restaurants to HomeTown Buffet, Inc. JB's values your contributions as HomeTown Buffet Senior Operations Vice President and we do not want the discussions of sale, the possibility of a sale, or the actual sale to interfere with your contributions to, or your relationship with JB's. Also, the financial performance and operations of the HomeTown Buffet restaurants could have an impact on the sales price of the restaurants if a sale occurs. Therefore, in anticipation of a possible sale transaction, the Board of Directors has approved the following incentive plan for you which is in addition to and separate from any other incentive plans in which you participate at JB's.

         Within thirty (30) days after the close of the sale of all of the HomeTown Buffet restaurants operated by JB's or under construction at the time of the sale, to HomeTown Buffet, Inc. on or before September 30, 1996, JB's shall pay to you the incentive payment described below ("Incentive Payment"). For the purposes of the Incentive Payment, the "sale" of the restaurants shall be considered to have occurred upon the physical and legal transfer of all the restaurants to HomeTown Buffet, Inc. and the receipt of payment by JB's for the sale. In order for you to be eligible to receive the Incentive Payment, you must be employed in good standing with JB's as the Senior Vice President of Operations of JB's HomeTown Buffet division.


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Mr. Joseph J. Hollencamp
January 4, 1995
Page 2

         The maximum Incentive Payment for which you may be eligible shall be one percent (1%) of the final sales price received by JB's for the restaurants, but in no event more than $400,000. You will be eligible for a percentage of the total Incentive Payment based upon the timing of the sale as follows:

         If the sale occurs after December 19, 1994 and on or before March 13, 1995, you will be eligible to receive 20% of the total Incentive Payment.

         If the sale occurs after March 13, 1995, and on or before July 3, 1995, you will be eligible to receive 40% of the total Incentive Payment.

         If the sale occurs after July 3, 1995, and on or before September 25, 1995, you will be eligible to receive 60% of the total Incentive Payment.

         If the sale occurs after September 25, 1995, and on or before December 25, 1995, you will be eligible to receive 80% of the total Incentive Payment.

         If the sale occurs after December 25, 1995, and on or before September 30, 1996, you will be eligible to receive 100% of the total Incentive Payment.

         This letter agreement is not a contract of employment, but an incentive plan related solely to the potential sale of the HomeTown Buffet restaurants to HomeTown Buffet, Inc. Therefore, you will remain an at-will employee, subject to the terms of any change of control agreement. If such a sale is not consummated on or before September 30, 1996, this letter agreement shall terminate and be of no force or effect; however, the parties may agree to extend this letter agreement in the event that a potential sale may occur at a later date. Any agreement to sell the HomeTown Buffet restaurants shall be solely at the discretion of JB's and you shall not have any claim pursuant to any agreement between JB's and any purchaser of any or all of the HomeTown Buffet restaurants as a third party beneficiary or otherwise.

         The purpose of this letter agreement is to provide you sufficient incentive to maintain high standards of operation, sales and profits even though JB's may transfer the ownership of these restaurants at some future date.


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Mr. Joseph J. Hollencamp
January 4, 1995
Page 3

         If this letter agreement is acceptable to you, please sign where indicated below and return the original to me.

                                             Very truly yours,

                                             JB'S RESTAURANTS, INC.

                                             /s/ Don M. McComas
                                             -----------------------------
                                             Don M. McComas
                                             President & Chief Executive Officer

/s/ Joseph J. Hollencamp                   Date      01/05/95
-----------------------------                  --------------------
Joseph J. Hollencamp


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                          SECOND AMENDMENT TO BYLAWS OF

                             JB'S RESTAURANTS, INC.

                                October 27, 1993

         By unanimous written consent of the Board of Directors of JB's Restaurants, Inc., a Delaware corporation (the "Company"), dated October 27, 1993, the Board of Directors amended Article III, Section 2. of the Bylaws of the Company in its entirety to read as follows:

                          SECTION 2.  Number, Tenure and Qualifications.
                 The number of directors of the corporation shall be nine. Each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

         Dated this 27th day of October, 1993.

                                                    /s/ Charlotte L. Miller
                                                   -----------------------------
                                                   Charlotte L. Miller
                                                   Corporate Secretary